UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 21, 2011

Vertro, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

143 Varick Street
New York, New York 10013
(212) 231-2000
(Address, including zip code, and telephone number
including area code of Registrant's
principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 21, 2011, Vertro, Inc. and its subsidiary Alot, Inc. (collectively hereinafter referred to as the “Company”),  entered into a First Business Financing Modification Agreement (the “Modification Agreement”) with Bridge Bank, National Association (“Bridge Bank”) which amends the Company's Business Financing Agreement, dated December 17, 2009, with Bridge Bank (the “Original Agreement” collectively, the Modification Agreement and the Original Agreement are hereinafter referred to as the “Agreement”).  The Agreement provides a growth capital credit facility to the Company of up to $1.5 million (the “Growth Capital Facility”) and a receivables financing facility of up to $6.5 million (the “Receivables Financing Facility”).  The Growth Capital Facility may be drawn in minimums of $500,000 per traunch during predetermined draw windows, and is to be repaid in thirty six (36) equal monthly installments, without penalty for early repayment. Subject to the terms of the Agreement, the borrowing base used to determine loan availability under the Receivables Financing Facility is equal to 80% of the Company's eligible accounts receivable, with account eligibility measured by Bridge Bank.  At June 1, 2011, the Company would have been eligible to draw down approximately up to $2.36 million under the Receivables Financing Facility.  The Agreement terminates on June 20, 2013, provided, however, either party may terminate the Agreement at any time, and all loan advances under the Receivables Financing Facility would become due and payable and the outstanding amounts under the Growth Capital Facility would be repaid pursuant the payment schedule.

All amounts borrowed under the Agreement are secured by a general security interest on the assets of the Company, including the Company's accounts receivable and intellectual property, and are subject to a 1.25 Asset Coverage Ratio of cash accounts maintained at Bridge Bank plus all eligible receivables in relation to the amounts borrowed.

Except as otherwise set forth in the Agreement, borrowings made pursuant to the Agreement will bear interest at a rate equal to the Prime Rate (as announced by Bridge Bank or 3.25%, whichever is greater) plus 1.0%.

The Agreement contains customary representations, warranties, and affirmative and negative covenants for facilities of this type, including certain restrictions on dispositions of the Company's and its subsidiaries' assets, changes in business, change in control, and incurrence of certain indebtedness and encumbrances.  The Agreement also contains customary events of default, including payment defaults and a breach of representations and warranties and covenants.  If an event of default occurs and is continuing, Bridge Bank has certain rights and remedies under the Agreement, including declaring all outstanding borrowings immediately due and payable, ceasing to advance money or extend credit, and rights of set-off.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Business Financing Modification Agreement, dated June 21, 2011, with Bridge Bank N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: June 27, 2011	By:	/s/ John B. Pisaris
John B. Pisaris
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Business Financing Modification Agreement, dated June 21, 2011, with Bridge Bank N.A.